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Exhibit 10.24

January 6, 2003

Mr. Peter Marcil
Managing Director, Investment Banking
The Seidler Companies Incorporated
14500 North Northsight Blvd
Suite 205
Scottsdale, AZ 85260

Dear Peter,

This letter will serve as an amendment to the Agreement ("Agreement") dated May 6, 2002 between VitalStream Holdings, Inc. (f/k/a/ Sensar Corporation, "VitalStream") and The Seidler Companies Incorporated ("Seidler"). By signing below, both parties agree that effective immediately, the Agreement is hereby amended as follows:

1.)
The first paragraph of the letter is amended to read as follows:

This letter-form agreement (the Agreement") confirms that VitalStream Holdings, Inc. (the "Company" or "VitalStream") has engaged The Seidler Companies Incorporated ("Seidler") in the capacity of exclusive financial advisor and exclusive placement agent for the purpose of advising and assisting the Company in connection with: (i) Corporate Transactions (as defined below), and in the capacity of non-exclusive financial advisor and non-exclusive placement agent for the purpose of advising and assisting the Company in connection with: (ii) Financings (as defined below); and (iii) other investment banking matters. As used in this Agreement, the term "Corporate Transactions" means any acquisition by the Company of all or substantially all of the stock or assets of another business entity (a "Target") or any sale, merger, consolidation, recapitalization, reorganization, or other business combination involving the Company. As used in this Agreement the term "Financing" means any transaction involving the raising of equity capital, mezzanine capital (convertible debt, subordinated debt with warrants or other quasi-equity securities), or senior indebtedness if the person or entity providing capital to the Company was first introduced to the Company by Seidler during the term of this Agreement. The Company shall have no obligation to accept and agree to the terms of any Financing or Corporate Transaction presented by Seidler.

2.)
Item #12 is deleted in its entirety.

Please indicate your agreement with the above-mentioned by signing below.

Regards,

/s/ Paul Summers

Paul Summers
Chief Executive Officer

Agreed and Accepted:

/s/ Peter Marcil Peter Marcil, Managing Director Investment Banking	Date

AMENDMENT TO CONFIRMATION LETTER

January 9, 2003

Mr. Peter Marcil
Managing Director Investment Banking
The Seidler Companies Incorporated
14500 North Northsight Blvd.
Suite 205
Scottsdale, AZ 85260

Dear Peter:

This letter amends that certain letter agreement dated May 6, 2002 (the "Letter Agreement") between VitalStream Holdings, Inc. ("VitalStream") and The Seidler Companies, Inc. ("Seidler"), as amended by that Confirmation Letter dated October 25, 2002 (which Confirmation Letter this letter supersedes and replaces) and the letter-form amendment dated January 6, 2003. In connection with VitalStream's purchase, through a subsidiary, of certain assets of Epoch Hosting, Inc. and its affiliates (the "Asset Purchase") and the investment of $1,100,000 by Dolphin Communications Fund II, LP and Dolphin Communications Parallel Fund II, LP (the "Note Purchase"), VitalStream agrees to pay to Seidler the following consideration:

  1.
  $100,000 cash

  a.
  $50,000 payable at Closing ("Closing" as defined in the Asset Purchase Agreement governing the Asset Purchase)

  b.
  $50,000 payable 120 days after Closing

  2.
  A warrant to purchase 200,000 shares of VitalStream common stock at an exercise price of $0.35 per share, expiring 5 years after the date of issue, and a warrant to purchase 200,000 shares of VitalStream common stock at an exercise price per share equal to the closing market price per share of VitalStream's common stock on the date of the Closing, expiring 5 years after the date of issue. Such warrants are issued in lieu of the "Success Warrant" (as defined in the Letter Agreement), and the issuance of such warrants fully satisfies the obligations of VitalStream under Section 3b of the Letter Agreement. Such warrants will be issued in the form attached to the Letter Agreement as Exhibit B.

  3.
  As an incentive for Seidler to help further VitalStream's interests, upon the closing of either a Corporate Transaction or Financing (as such terms are defined in the January 6, 2003 letter-form amendment that is part of the Letter Agreement), (excluding the Asset Purchase and the Note Purchase), VitalStream will issue to Seidler a warrant to purchase 250,000 shares of VitalStream common stock at an exercise price of $0.35 per share, expiring 5 years after the date of issue. Such warrant will be issued in the form attached to the Letter Agreement as Exhibit B.

Amendment to Confirmation Letter
January 9, 2003

Seidler agrees that the item numbers 1 & 2 above represent payment in full of all fees which would be due to Seidler for their work in connection with the Asset Purchase and the Note Purchase, including any obligations of VitalStream under Section 3.c or 3.d of the Letter Agreement. Such payment and warrant issuance shall be conditioned in their entirety upon the successful closing of the Asset Purchase.

In addition, a new item 12 shall be added to the Letter Agreement (replacing the item 12 deleted by means of the letter-form amendment dated January 6, 2003), the text of which is as follows:

12.
The Company agrees that no other financial advisor is or will be authorized by it during the term of this Agreement to perform services with respect to Corporate Transactions on its behalf of the type which Seidler is authorized to perform hereunder as described in the introductory paragraph of this Agreement. The foregoing does not prohibit the Company from engaging financial advisors with respect to Financings to provide service of the type Seidler is authorized to perform hereunder. Except as otherwise provided in Section 3, no fee payable to any other financial advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Seidler.

Please indicate your agreement with this Amendment to Confirmation Letter by signing below.

Regards,

/s/ Kevin D. Herzog

Kevin D. Herzog
Chief Financial Officer

Agreed & Accepted:

/s/ Peter Marcil Peter Marcil, Managing Director Investment Banking	Date

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  Exhibit 10.24
AMENDMENT TO CONFIRMATION LETTER